Luby’s Announces First Quarter Fiscal 2006 Results
6.9% Same-Store Sales Growth
Total Debt Reduced to $10 Million

HOUSTON, TX - December 29, 2005 - Luby's, Inc. (NYSE: LUB) today announced unaudited financial results for the first quarter fiscal 2006, which ended on November 23, 2005. Same-store sales increased 6.9% over the first quarter fiscal 2005 and the Company generated net income of $2.2 million and reduced outstanding debt by $3.5 million in the first quarter to $10.0 million.

Sales in the first quarter fiscal 2006 were $73.3 million, an increase of 6.9% compared to the first quarter fiscal 2005. All of the Company’s sales during the first quarter were characterized as same-store sales. Fiscal 2005 was a 53 week year for the Company which caused a calendar shift comparison for fiscal year 2006. The first quarter fiscal 2006 ended on November 23, 2005, one week closer to Thanksgiving than the first quarter fiscal 2005 that ended on November 17, 2004. Excluding this calendar shift, same-store sales increased 5.5%. Thanksgiving Day fell in the second quarter of fiscal 2005 and 2006.

The Company reported net income of $2.2 million, or $0.08 per share fully diluted, in the first quarter fiscal 2006 compared to a net loss of $1.0 million, or $0.05 per share fully diluted, in the first quarter fiscal 2005.

First quarter sales were adversely affected by Hurricane Rita which resulted in a loss of approximately 236 store days of operations. After Hurricane Rita passed through Southeast Texas, one unit in Port Arthur, TX suffered permanent damage and remains closed while all other Luby’s restaurants impacted by the storm suffered minimal damage and were reopened. The loss of revenue caused by Hurricane Rita was offset by increased traffic at certain locations, and catering events related to the hurricane relief effort.

“We are pleased with our team’s solid performance in the first quarter despite a challenging economic environment that included rising energy costs and the impact of store closures due to Hurricane Rita,” said Chris Pappas, President and CEO. “The first quarter marked our eighth consecutive quarter of same-store sales growth, much of which we credit to effective marketing and operations initiatives, strong brand loyalty and the competitive value proposition of our offerings.”

Income from operations in the first quarter fiscal 2006 was $3.4 million compared to $0.3 million for the first quarter fiscal 2005. EBITDA in the first quarter fiscal 2006 was $6.6 million, an increase of 60.4% compared to EBITDA of $4.1 million in the first quarter of fiscal 2005. Included in the financial tables of this press release is a reconciliation of EBITDA, which is a Non-GAAP financial measure, to income from operations.

Total prime costs of food and payroll in the first quarter fiscal 2006 were 62.9% of sales, an improvement compared to 65.3% in the first quarter fiscal 2005. The improvement in food costs came from lower commodity costs for poultry, fresh produce, beef and dairy products, which were partially offset by higher seafood, shortening and oil commodity prices. The improvement in payroll costs was primarily the result of increased sales, a reduction in worker compensation expense and enhanced productivity and effective labor deployment. Other operating expenses were 21.6% of sales in the first quarter fiscal 2006, an improvement compared to 22.8% of sales in the same quarter of fiscal 2005. General and Administrative costs were 6.6% of sales in the first quarter fiscal 2006 compared to 6.0% of sales in the first quarter fiscal 2005. This increase was due primarily to staffing increases and consulting fees associated with the implementation of new business systems.

Conference Call
The company will host a conference call at 10:00 a.m. Central time on December 29, 2005 to discuss financial results for the quarter. Those interested in participating may call (800) 561-2718 and use the pin code 69784825. A replay of the call will be available approximately two hours after the call ends through January 5, 2006. The replay number is (888) 286-8010 and the pin code is 34729949. A live audio webcast of the conference call will also be available via the Company’s website at www.lubys.com/aboutusEvents.asp to listen online. A replay of the webcast will be available on the Company’s website soon after the call is concluded. This press release will also be available on the Company's website, www.lubys.com.

About Luby’s
Luby’s provides its customers with delicious, home-style food, value pricing, and outstanding customer service at its 131 restaurants in Dallas, Houston, San Antonio, the Rio Grande Valley, and other locations throughout Texas and other states. For more information about Luby’s, visit the Company’s website at www.lubys.com.

Prior period results have been reclassified to show the retroactive effect of discontinued operations per the new business plan.  Reclassification facilitates more meaningful comparability to the Company’s current information.  As stores are closed in the future and presented in discontinued operations, quarterly and annual financial statements, where applicable, will be reclassified for further comparability.

Certain reclassifications of prior period results have been made to conform to current year presentation. In this regard, store management compensation has been reclassified from “Other Operating Expenses” to “Payroll and Related Costs” to provide comparability to financial results reported by our peers in the industry. These amounts were $7.5 million and $7.2 million for the quarters ended November 23, 2005 and November 17, 2004 respectively. A quarterly historical reclassification of these costs in fiscal 2005 are included in the table on page 5.

Consolidated Statements of Operations (unaudited)
(In thousands except per share data)
	Quarter Ended
	November 23,	November 17,
	2005	2004
	(84 days)	(84 days)
SALES	$73,291	$68,584
COSTS AND EXPENSES:
Cost of food	19,912	19,187
Payroll and related costs	26,190	25,581
Other operating expenses	15,866	15,621
Depreciation and amortization	3,553	3,537
Relocation and voluntary severance costs	-	272
General and administrative expenses	4,836	4,082
Reversal of asset impairments and restaurant closings	(433)	-
	69,924	68,280
INCOME FROM OPERATIONS	3,367	304
Interest expense, net	(249)	(671)
Other income (loss), net	145	(69)
Income (loss) from continuing operations before income taxes	3,263	(436)
Provision (benefit) for income taxes	18	-
Income (loss) from continuing operations	3,245	(436)
Discontinued operations	(1,022)	(587)
NET INCOME (LOSS)	$2,223	$(1,023)
Income (loss) per share - before discontinued operations
- basic	$0.13	$(0.02)
- assuming dilution(a)	$0.12	$(0.02)
Loss per share - from discontinued operations
- basic	$(0.04)	$(0.03)
- assuming dilution(a)	$(0.04)	$(0.03)
Net income (loss) per share
- basic	$0.09	$(0.05)
- assuming dilution(a)	$0.08	$(0.05)
Weighted average shares outstanding:
- basic	25,955	22,494
- assuming dilution(a)	27,325	22,494

(a)	In loss periods, earnings per share assuming dilution equals basic earnings per share since potentially dilutive securities are antidilutive.

Consolidated Balance Sheets
(In thousands except per share data)

	November 23,	August 31,
	2005	2005
	(Unaudited)
ASSETS
Current Assets:
Cash and cash equivalents	$3,196	$2,789
Short-term investments	1,659	1,667
Trade accounts and other receivables, net	460	151
Food and supply inventories	3,638	2,215
Prepaid expenses	2,282	1,639
Deferred income taxes	577	865
Total current assets	11,812	9,326
Property, plant, and equipment, net	186,104	186,009
Property held for sale	5,969	9,346
Other assets	1,423	1,533
Total assets	$205,308	$206,214

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$17,142	$17,759
Accrued expenses and other liabilities	18,013	17,720
Total current liabilities	35,155	35,479
Credit facility debt	10,000	13,500
Other liabilities	7,967	7,910
Deferred income taxes	4,797	5,039
Total liabilities	$57,919	$61,928

SHAREHOLDERS' EQUITY
Common stock, $.32 par value; authorized 100,000,000 shares, issued 27,684,728 shares and 27,610,708 shares as of November 23, 2005, and August 31, 2005, respectively	$8,859	$8,835
Paid-in capital	40,888	40,032
Retained earnings	133,246	131,023
Less cost of treasury stock, 1,676,403 shares	(35,604)	(35,604)
Total shareholders' equity	147,389	144,286
Total liabilities and shareholders' equity	$205,308	$206,214

The Company's operating performance is evaluated using several measures.  One of those measures, EBITDA, is a financial measure, not in conformity with Generally Accepted Accounting Principles in the United States (“GAAP”), that is derived from the Company’s Income (Loss) From Operations, which is a GAAP measurement.  EBITDA has historically been used by the Company's lenders to measure compliance with certain financial debt covenants and the Company believes that EBITDA provides a meaningful measure of liquidity, providing additional information regarding the Company’s cash earnings from ongoing operations and the Company’s ability to service its long-term debt and other fixed obligations. The Company's revolving credit facility defines EBITDA as the consolidated income (loss) from operations set forth in the Company's consolidated statements of operations before depreciation, amortization, other noncash expenses, interest expense, taxes, noncash income and extraordinary gains or losses, and other nonrecurring items of income or expense as approved by the required lenders.

The following table reconciles the Company’s non-GAAP financial measure, EBITDA, with Income from Operations, prepared in accordance with GAAP.

	Quarter Ended
	November 23,	November 17,
	2005	2004
	(In thousands)
Income from operations	$3,367	$304
Plus (less) excluded items:
Reversal of asset impairments and restaurant closings, net of gains on property sales	(433)	-
Relocation and voluntary severance costs	-	272
Depreciation and amortization	3,553	3,537
Noncash compensation expense	112	-
EBITDA	$6,599	$4,113

While the Company and many in the financial community consider EBITDA to be an important measure of operating performance, it should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with U.S. generally accepted accounting principles, such as operating income, net income and cash flow from operating activities.  In addition, the Company's definition of EBITDA is not necessarily comparable to similarly titled measures reported by other companies.

The following table contains the reclassification of store management compensation from “Other Operating Expenses” to “Payroll and Related Costs” to provide comparability to financial results reported by our peers in the industry.

	Quarter 1 2005	Quarter 2 2005	Quarter 3 2005	Quarter 4 2005
	(In thousands)
Payroll and related costs:
Payroll and related costs (previous classification)	$18,404	$18,391	$19,016	$25,948
Manager compensation	7,177	7,610	7,856	11,080
Payroll and related costs (as reported)	$25,581	$26,001	$26,872	$37,028

Other operating expenses:
Other operating expenses (previous classification)	22,798	22,245	22,905	30,702
Manager compensation reclassification	(7,177)	(7,610)	(7,856)	(11,080)
Other operating expenses (as reported)	$15,621	$14,635	$15,049	$19,622

The company wishes to caution readers that various factors could cause its actual financial and operational results to differ materially from those indicated by forward-looking statements made from time to time in news releases, reports, proxy statements, registration statements, and other written communications, as well as oral statements made from time to time by representatives of the company.  Except for historical information, matters discussed in such oral and written communications are forward-looking statements that involve risks and uncertainties, including but not limited to general business conditions, the impact of competition, the success of operating initiatives, changes in the cost and supply of food and labor, the seasonality of the company’s business, taxes, inflation, governmental regulations, and the availability of credit, as well as other risks and uncertainties disclosed in periodic reports on Form 10-K and Form 10-Q.

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For additional information contact
Rick Black at 713-329-6808.